Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
August 1, 2013

Tellabs reports second-quarter revenue of $212 million

Naperville, Ill. — Tellabs’ second quarter 2013 revenue totaled $212 million, compared with $288 million in the year-ago quarter.

On a GAAP basis, Tellabs recorded a net loss of $8 million or 2 cents per share in the second quarter of 2013, compared with a net loss of $5 million or 1 cent per share in the second quarter of 2012.

On a non-GAAP basis, Tellabs recorded a net loss of $1 million or zero per share in the second quarter of 2013, compared with net earnings of $6 million or 2 cents per share in the year-ago quarter. Non-GAAP results for the second quarter of 2013 exclude pretax charges of $4 million, compared with $7 million in the second quarter of 2012.

Tellabs holds cash and marketable securities of $542 million as of June 28, 2013. During the second quarter of 2013, the company repurchased 2.3 million shares for $4.6 million under its previously announced stock repurchase plan.

Tellabs’ GAAP gross profit margin was 37.8% in the second quarter of 2013, compared with 39.6% in the year-ago quarter. On a non-GAAP basis, Tellabs gross profit margin was 38.0% in the second quarter of 2013, compared with 39.9% in the year-ago quarter.

For the second quarter of 2013, Optical segment revenue was $113 million, Data segment revenue was $36 million, Access segment revenue was $19 million and Services segment revenue was $44 million.

“We made good progress in the second quarter, compared with the first quarter, as revenue and gross profit margins improved,” said Dan Kelly, Tellabs CEO and president. “We’re encouraged by this progress as we work to revitalize Tellabs with a focus on customers, strategy and results.”

Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect third-quarter 2013 revenue to be in a range from $200 million to $220 million. We expect non-GAAP gross margin to be 37%, plus or minus a point or two. We expect third-quarter non-GAAP operating expense to be in the mid-$70-million range. Tellabs’ third-quarter non-GAAP gross margin excludes approximately $0.4 million, and non-GAAP operating expense excludes approximately $1.6 million, in equity-based compensation expense. We expect a third-quarter non-GAAP tax rate of about 32%.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its second-quarter 2013 results at 9:00 a.m. Central time on Friday, August 2. To access a simultaneous webcast of the teleconference, go to the Tellabs website at http://www.tellabs.com/investors and click on the webcast link. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your computer is configured properly.

A taped replay of the call will be available at approximately noon Central Time on Friday, August 2. This toll-free replay will be available until midnight Central Time on Tuesday, August 6. A podcast of the call will be posted at http://www.tellabs.com/news/feeds on the afternoon of August 2.

To listen to the teleconference replay, call 855-859-2056. (Outside the United States, call 404-537-3406.) When prompted, enter the Tellabs conference ID number: 20293561.

About Tellabs – Tellabs innovations advance smart networks and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the Ocean Tomo 300™ Patent Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: successful expansion into adjacent markets with new and existing products and platforms; product acceptance and profitability; our ability to compete with larger suppliers that can provide end to end solutions; customer concentration; the impact of customer and vendor consolidation; overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 28, 2012, supplemented or modified in subsequent filings with the SEC, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® , , and Insight AnalyticsSM are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

###

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Second Quarter		Six Months
In millions, except per-share data	6/28/13	6/29/12	6/28/13	6/29/12
Revenue
Products	$167.9	$237.4	$332.9	$447.1
Services	44.2	50.7	88.6	98.9

Total revenue	212.1	288.1	421.5	546.0

Cost of Revenue
Products	102.3	140.0	209.2	268.7
Services	29.6	33.9	59.8	67.4

Total cost of revenue	131.9	173.9	269.0	336.1

Gross Profit	80.2	114.2	152.5	209.9

Gross profit as a percentage of revenue	37.8%	39.6%	36.2%	38.4%

Gross profit as a percentage of revenue - products	39.1%	41.0%	37.2%	39.9%
Gross profit as a percentage of revenue - services	33.0%	33.1%	32.5%	31.9%

Operating Expenses
Research and development	41.9	58.8	94.6	125.7
Sales and marketing	23.2	32.2	50.2	68.6
General and administrative	17.7	19.7	35.3	40.8
Intangible asset amortization	1.0	1.0	2.1	3.2
Restructuring and other charges	0.5	0.9	35.2	106.9

Total operating expenses	84.3	112.6	217.4	345.2

Operating (Loss) Earnings	(4.1)	1.6	(64.9)	(135.3)

Operating (loss) earnings as a percentage of revenue	-1.9%	0.6%	-15.4%	-24.8%

Other Income
Interest income, net	0.5	1.6	1.2	3.4
Other expense, net	(1.2)	(1.1)	—	(2.1)

Total other (expense) income	(0.7)	0.5	1.2	1.3

(Loss) Earnings Before Income Tax	(4.8)	2.1	(63.7)	(134.0)
Income tax expense	(3.0)	(6.8)	—	(10.5)

Net Loss	$(7.8)	$(4.7)	$(63.7)	$(144.5)

Weighted Average Shares Outstanding
Basic	356.1	367.1	357.7	366.4

Diluted	356.1	367.1	357.7	366.4

Net Loss Per Share
Basic	$(0.02)	$(0.01)	$(0.18)	$(0.39)

Diluted	$(0.02)	$(0.01)	$(0.18)	$(0.39)

Cash Dividends Per Share	$—	$0.02	$—	$0.04

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	6/28/13	12/28/12
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$267.2	$223.7
Investments in marketable securities	274.5	380.7

Total cash, cash equivalents and marketable securities	541.7	604.4

Other marketable securities	244.1	195.1
Accounts receivable, net of allowances of $1.0 and $1.3	200.2	246.8
Inventories
Raw materials	32.6	30.2
Finished goods	81.1	70.8

Total inventories	113.7	101.0
Income taxes	14.5	7.3
Miscellaneous receivables and other current assets	25.3	35.1

Total Current Assets	1,139.5	1,189.7

Property, Plant and Equipment
Land	20.0	20.1
Buildings and improvements	189.1	193.5
Equipment	384.6	406.4

Total property, plant and equipment	593.7	620.0
Accumulated depreciation	(389.0)	(389.6)

Property, plant and equipment, net	204.7	230.4
Goodwill	122.1	122.1
Intangible Assets, Net of Amortization	2.3	4.4
Other Assets	70.5	91.5

Total Assets	$1,539.1	$1,638.1

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$57.3	$57.4
Accrued compensation	29.1	37.7
Restructuring and other charges	16.5	19.1
Income taxes	40.6	61.5
Loan related to other marketable securities	244.1	195.1
Deferred revenue	25.5	20.3
Other accrued liabilities	62.7	78.5

Total Current Liabilities	475.8	469.6

Long-Term Restructuring Liabilities	2.7	2.8
Income Taxes	21.8	21.9
Other Long-Term Liabilities	39.6	42.5

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
511,434,268 and 508,846,484 shares issued	5.1	5.1
Additional paid-in capital	1,597.4	1,592.2
Treasury stock, at cost: 155,790,325 and 141,284,352 shares	(1,262.8)	(1,231.0)
Retained earnings	572.3	636.0
Accumulated other comprehensive income	87.2	99.0

Total Stockholders’ Equity	999.2	1,101.3

Total Liabilities and Stockholders’ Equity	$1,539.1	$1,638.1

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months
In millions	6/28/13	6/29/12
Operating Activities
Net loss	$(63.7)	$(144.5)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	19.5	26.6
Loss on disposal of property, plant and equipment	0.5	0.8
Equity-based compensation	5.1	10.4
Deferred income taxes	(7.9)	(0.1)
Restructuring and other charges	35.2	106.9
Net gain on investments in marketable securities	(1.0)	—
Net changes in assets and liabilities:
Accounts receivable	36.8	33.8
Inventories	(14.3)	18.3
Miscellaneous receivables and other current assets	9.0	6.4
Other assets	0.3	(0.8)
Accounts payable	0.5	(22.8)
Restructuring and other charges	(23.5)	(26.6)
Deferred revenue	5.4	(6.1)
Other accrued liabilities	(22.8)	(6.1)
Income taxes	0.3	(1.2)
Other long-term liabilities	(1.6)	(0.6)

Net Cash Used for Operating Activities	(22.2)	(5.6)

Investing Activities
Capital expenditures	(7.8)	(9.9)
Disposals of property, plant and equipment	0.2	—
Payments for purchases of investments	(211.0)	(232.0)
Proceeds from sales and maturities of investments	318.3	303.2

Net Cash Provided by Investing Activities	99.7	61.3

Financing Activities
Repurchase of common stock	(31.8)	(3.0)
Dividends paid	—	(14.6)

Net Cash Used for Financing Activities	(31.8)	(17.6)

Effect of Exchange Rate Changes on Cash	(2.2)	(4.3)

Net Increase in Cash and Cash Equivalents	43.5	33.8
Cash and Cash Equivalents - Beginning of Year	223.7	132.7

Cash and Cash Equivalents - End of Period	$267.2	$166.5

RESULTS OF OPERATIONS

Revenue in the second quarter of 2013 was $212.1 million, compared with $288.1 million in the second quarter of 2012. Our business outside North America continues to be challenged by weakness in Western Europe and regulatory uncertainty in Mexico. As customers migrate to new technologies, revenue from earlier-developed products and services declines and overall corporate profitability suffers. This situation is compounded when customers are slow to adopt our new products and services. In the face of these market conditions, Tellabs is streamlining its costs and operating expenses with the goal of enhancing Tellabs solutions for future revenue growth while achieving nominal profitability.

Net loss in the second quarter of 2013 was $7.8 million or $0.02 per share (basic and diluted), compared with net loss of $4.7 million or $0.01 per share (basic and diluted) in the second quarter of 2012. In the second quarter of 2013, operating expenses included $0.5 million of restructuring and other charges primarily related to the restructuring plan announced in January 2013. Operating expenses during the second quarter of 2012 included $0.9 million of restructuring and other charges primarily related to the restructuring plan announced in January 2012.

Revenue in the first six months of 2013 was $421.5 million, compared with $546.0 million in the first six months of 2012. Net loss in the first six months of 2013 was $63.7 million or $0.18 per share (basic and diluted), compared with net loss of $144.5 million or $0.39 per share (basic and diluted) in the first six months of 2012. Operating expenses during the first six months of 2013 included $35.2 million of restructuring and other charges primarily related to the restructuring plan announced in January 2013. Operating expenses during the first six months of 2012 included $106.9 million of restructuring and other charges primarily related to the restructuring plan announced in January 2012.

Revenue (in millions)

	Second Quarter			Six Months
	2013	2012	Change	2013	2012	Change
Products	$167.9	$237.4	(29.3)%	$332.9	$447.1	(25.5)%
Services	44.2	50.7	(12.8)%	88.6	98.9	(10.4)%

Total revenue	$212.1	$288.1	(26.4)%	$421.5	$546.0	(22.8)%

Second quarter 2013 compared with second quarter 2012

Total revenue decreased as revenue declined across each reporting segment. On a geographic basis, revenue from customers in North America (United States and Canada) was $123.4 million (or 58% of total revenue), compared with $137.9 million (or 48% of total revenue). Revenue from customers outside North America was $88.7 million (or 42% of total revenue), compared with $150.2 million (or 52% of total revenue), as we saw lower revenue across all geographic regions outside North America.

First six months 2013 compared with first six months 2012

Total revenue decreased as revenue declined across each reporting segment. On a geographic basis, revenue from customers in North America (United States and Canada) was $246.2 million (or 58% of total revenue), compared with $264.5 million (or 48% of total revenue). Revenue from customers outside North America was $175.3 million (or 42% of total revenue), compared with $281.5 million (or 52% of total revenue), as we saw lower revenue across all geographic regions outside North America.

Gross Margin

	Second Quarter			Six Months
	2013	2012	% Point Change	2013	2012	% Point Change
Products	39.1%	41.0%	(1.9)	37.2%	39.9%	(2.7)
Services	33.0%	33.1%	(0.1)	32.5%	31.9%	0.6
Consolidated	37.8%	39.6%	(1.8)	36.2%	38.4%	(2.2)

In the second quarter and first six months of 2013, products gross margins declined compared with the year-ago periods, primarily as a result of the lower level of Data and Optical segment revenue. Services gross margins in the second quarter of 2013 were basically consistent with the year-ago period. Services gross margins improved in the first six months of 2013, compared with the year-ago period. The increase was driven primarily by reduced services costs.

Operating Expenses (in millions)

	Second Quarter			Percent of Revenue
	2013	2012	Change	2013	2012
Research and development	$41.9	$58.8	$(16.9)	19.8%	20.4%
Sales and marketing	23.2	32.2	(9.0)	10.9%	11.2%
General and administrative	17.7	19.7	(2.0)	8.3%	6.8%

Subtotal	82.8	110.7	(27.9)	39.0%	38.4%

Intangible asset amortization	1.0	1.0	—
Restructuring and other charges	0.5	0.9	(0.4)

Total operating expenses	$84.3	$112.6	$(28.3)

	Six Months			Percent of Revenue
	2013	2012	Change	2013	2012
Research and development	$94.6	$125.7	$(31.1)	22.4%	23.0%
Sales and marketing	50.2	68.6	(18.4)	11.9%	12.6%
General and administrative	35.3	40.8	(5.5)	8.4%	7.5%

Subtotal	180.1	235.1	(55.0)	42.7%	43.1%

Intangible asset amortization	2.1	3.2	(1.1)
Restructuring and other charges	35.2	106.9	(71.7)

Total operating expenses	$217.4	$345.2	$(127.8)

Operating expenses decreased in the second quarter of 2013, compared with the year ago period, primarily due to lower research and development, sales and marketing, and general and administrative expenses as we continue to see the benefit of restructuring and other cost-reduction activities. Excluding intangible asset amortization and restructuring and other charges, operating expenses in the second quarter of 2013 were $82.8 million, down $27.9 million from $110.7 million in the second quarter of 2012. Restructuring and other charges are due to severance ($0.4 million) and facility-and asset-related charges ($0.1 million).

Operating expenses decreased in the first six months of 2013, compared with the year ago period, primarily due to lower restructuring and other charges and lower research and development, sales and marketing, and general and administrative expenses as we continue to see the benefit of restructuring and other cost-reduction activities. Excluding intangible asset amortization and restructuring and other charges, operating expenses in the first six months of 2013 were $180.1 million, down $55.0 million from $235.1 million in the first six months of 2012. Restructuring and other charges are due to severance ($16.2 million) and facility-and asset-related charges ($19.0 million).

Other Income (in millions)

	Second Quarter			Six Months
	2013	2012	Change	2013	2012	Change
Interest income, net	$0.5	$1.6	$(1.1)	$1.2	$3.4	$(2.2)
Other expense, net	(1.2)	(1.1)	(0.1)	—	(2.1)	2.1

Total other (expense) income	$(0.7)	$0.5	$(1.2)	$1.2	$1.3	$(0.1)

Interest income was down in the second quarter and first six months of 2013, compared with the same periods in 2012, due to lower interest rates and lower investment balances. In the second quarter of 2013, other expense, net primarily consisted of costs related to hedging foreign currency exposures and losses on sales of marketable securities. For the first six months of 2013 and 2012, other expense, net primarily consisted of costs related to hedging foreign currency exposures.

Income Taxes

In the second quarter of 2013, we reported tax expense of $3.0 million, compared with $6.8 million in the second quarter of 2012. For the first six months of 2013, we reported zero tax expense, compared with tax expense of $10.5 million in the first six months of 2012. Lower earnings from foreign operations drove the decline in tax expense in the second quarter of 2013 and the first six months of 2013, compared with the year-ago periods. Because we continue to maintain a valuation allowance against our domestic deferred tax assets, no tax benefit was recorded on losses from domestic operations. Tax expense in the second quarter of 2013 includes $0.7 million resulting from an increase in our domestic valuation allowance.

Segment Revenue (in millions)

	Second Quarter			Six Months
	2013	2012	Change	2013	2012	Change
Optical	$112.7	$122.4	(7.9)%	$205.8	$226.8	(9.3)%
Data	35.8	77.7	(53.9)%	68.7	147.1	(53.3)%
Access	19.4	37.3	(48.0)%	58.4	73.2	(20.2)%
Services	44.2	50.7	(12.8)%	88.6	98.9	(10.4)%

Total revenue	$212.1	$288.1	(26.4)%	$421.5	$546.0	(22.8)%

Segment Profit (Loss)* (in millions)

	Second Quarter			Six Months
	2013	2012	Change	2013	2012	Change
Optical	$25.4	$29.0	(12.4)%	$38.2	$43.8	(12.8)%
Data	(2.5)	5.4	NM	(17.3)	0.4	NM
Access	1.3	6.0	(78.3)%	9.5	12.4	(23.4)%
Services	14.8	17.2	(14.0)%	29.4	32.4	(9.3)%

Total segment profit	$39.0	$57.6	(32.3)%	$59.8	$89.0	(32.8)%

*	We define segment profit (loss) as gross profit less research and development expenses. Segment profit (loss) excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

Second quarter 2013 compared with second quarter 2012

Optical

Revenue from the Optical segment was $112.7 million, compared with $122.4 million. Within this segment, increased revenue from the Tellabs® 7100 optical transport systems was more than offset by lower revenue from the Tellabs® 6300 managed transport systems and the Tellabs® 5000 digital cross-connect systems. Optical segment profit was $25.4 million, compared with $29.0 million. The decline in optical segment profitability was primarily driven by the lower level of revenue from the Tellabs® 6300 managed transport systems and the Tellabs® 5000 digital cross-connect systems.

Data

Revenue from the Data segment was $35.8 million, compared with $77.7 million, primarily on lower revenue from the Tellabs® 8600 and 8800 smart routers and the Tellabs® 8100 managed access systems. Data segment loss, driven primarily by the lower revenue level and lower gross margins, was $2.5 million, compared with segment profit of $5.4 million.

Access

Revenue from the Access segment was $19.4 million, compared with $37.3 million. The decrease in segment revenue was driven primarily by lower revenue from the Tellabs® 1600 single-family Optical Network Terminals (ONTs). Access segment profit, driven primarily by the lower level of revenue and lower product gross margins, was $1.3 million, compared with $6.0 million.

Services Segment

Revenue from the Services segment was $44.2 million, compared with $50.7 million. The decline in segment revenue was driven primarily by lower deployment, support agreement and professional services revenue. Services segment profit was $14.8 million, compared with $17.2 million. The decrease in segment profit was driven primarily by the lower level of revenue from support agreements and professional services.

First six months 2013 compared with first six months 2012

Optical

Revenue from the Optical segment was $205.8 million, compared with $226.8 million. Within this segment, increased revenue from the Tellabs® 7100 optical transport systems was more than offset by lower revenue from the Tellabs® 6300 managed transport systems and the Tellabs® 5000 digital cross-connect systems. Optical segment profit was $38.2 million, compared with $43.8 million. The decline in Optical segment profitability was primarily driven by the lower level of revenue from the Tellabs® 6300 managed transport systems and the Tellabs® 5000 digital cross-connect systems, which more than offset increased product gross margins.

Data

Revenue from the Data segment was $68.7 million, compared with $147.1 million, primarily on lower revenue from the Tellabs® 8100 managed access systems and the Tellabs® 8600 and 8800 smart routers. Data segment loss, driven primarily by the lower overall revenue level and lower gross margins, was $17.3 million, compared with segment profit of $0.4 million.

Access

Revenue from the Access segment was $58.4 million, compared with $73.2 million. The decrease in segment revenue was driven primarily by lower revenue from the Tellabs® 1600 single-family ONTs. Access segment profit, driven primarily by the lower level of revenue that more than offset improved product gross margins, was $9.5 million, compared with $12.4 million.

Services Segment

Revenue from the Services segment was $88.6 million, compared with $98.9 million. The decline in segment revenue was driven primarily by lower deployment, support agreement and professional services revenue. Services segment profit was $29.4 million, compared with $32.4 million. The decrease in segment profit was driven primarily by the lower level of revenue from support agreements and professional services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity consists of cash, cash equivalents and marketable securities of $541.7 million as of June 28, 2013, which decreased by $62.7 million since year-end 2012. We used $22.2 million in cash from operations during the first six months of 2013, of which $23.5 million was related to cash restructuring payments. We repurchased 2.3 million shares of common stock at a cost of $4.6 million during the second quarter of 2013, and 13.8 million shares of common stock at a cost of $30.3 million during the first six months of 2013. Of the total cash, cash equivalents and marketable securities, as of June 28, 2013, $126.2 million was held by subsidiaries outside the United States.

We repatriated $376.8 million of our cash held by non-U.S. subsidiaries during the first six months of 2013. Except for withholding taxes of $1.1 million, we expect net operating loss carryforwards and foreign tax credits to offset any remaining cash tax liability related to the repatriation. We anticipate that future foreign earnings will be deemed to be permanently reinvested, although we could elect to repatriate funds held in one or more foreign jurisdictions. If applicable, withholding taxes could reduce the net amount of any future repatriation, and we could be required to accrue and remit applicable U.S. income taxes to the extent a tax liability results after utilization of net operating loss carryforwards and available tax credits.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure, liquidity and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to potentially pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, geographic revenue split, and segment revenue and profit.

Second quarter 2013 compared with first quarter 2013

Total revenue was $212.1 million, up 1.3% from $209.4 million, as increased revenue in the Optical and Data segments more than offset flat revenue in the Services segment and lower revenue in the Access segment. Revenue from customers in North America was $123.4 million (or 58% of total revenue), compared with $122.8 million (or 59% of total revenue). Revenue from customers outside North America was $88.7 million, (or 42% of total revenue), compared with $86.6 million (or 41% of total revenue) as increased revenue in the Europe, Middle East and Africa region and the Latin American Caribbean region more than offset lower revenue in the Asia Pacific region.

Optical

Revenue from the Optical segment was $112.7 million, up 21.1% from $93.1 million. The increase in segment revenue was driven primarily by the Tellabs® 7100 optical transport systems. Optical segment profit, driven by the higher level of product revenue and gross margins, was $25.4 million, up 98.4% from $12.8 million.

Data

Revenue from the Data segment was $35.8 million, up 8.8% from $32.9 million, primarily on increased revenue from the Tellabs® 8600 and 8800 smart routers and the Tellabs® 8100 managed access systems. Data segment loss, driven primarily by the lower level of research and development expense and lower manufacturing costs, decreased to $2.5 million compared with segment loss of $14.8 million.

Access

Revenue from the Access segment was $19.4 million, compared with $39.0 million. The decrease in segment revenue was driven primarily by lower revenue from the Tellabs® 1600 single-family ONTs. Access segment profit was $1.3 million, compared with $8.2 million. The decline in Access segment profit was driven primarily by lower revenue and product gross margins.

Services

Revenue from the Services segment was $44.2 million, compared with $44.4 million. The decrease in segment revenue was driven primarily by the lower level of deployment services revenue. Services segment profit, driven primarily by the lower level of deployment services revenue, which is less profitable than other services offerings, was $14.8 million, up from $14.6 million.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Second quarter 2013 compared with first quarter 2013

Non-GAAP gross profit margin was 38.0%, up from 34.8%. The increase in non-GAAP gross profit margin was driven primarily by improved product mix and lower manufacturing costs.

Non-GAAP operating expenses were $81.2 million, down from $94.8 million, as we continued to see the impact of restructuring and other cost-reduction activities.

Non-GAAP operating loss, driven by lower operating expenses, higher gross margins and revenue decreased to $0.6 million, compared with operating loss of $21.9 million.

Driven primarily by lower operating expenses, higher gross margins and revenue, non-GAAP net loss was reduced to $0.9 million or zero earnings per share per share (basic and diluted), compared with net loss of $13.6 million or $0.04 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Quarter Ended		Six Months Ended
In millions, except per-share data	6/28/13	6/29/12	6/28/13	6/29/12
Gross Profit Reconciliation (GAAP / non-GAAP)
GAAP gross profit	$80.2	$114.2	$152.5	$209.9

Equity-based compensation - products (a)	0.2	0.3	0.4	0.6
Equity-based compensation - services (a)	0.2	0.4	0.6	0.9

Total adjustments related to gross profit	0.4	0.7	1.0	1.5

Non-GAAP gross profit	$80.6	$114.9	$153.5	$211.4

Non-GAAP gross profit percentage	38.0%	39.9%	36.4%	38.7%

Non-GAAP gross profit percentage - products	39.2%	41.2%	37.3%	40.0%
Non-GAAP gross profit percentage - services	33.5%	33.9%	33.2%	32.8%

Operating Expenses Reconciliation (GAAP / non-GAAP)
GAAP operating expenses	$84.3	$112.6	$217.4	$345.2

Equity-based compensation - research and development (a)	0.3	1.5	0.9	3.3
Equity-based compensation - sales and marketing (a)	0.3	0.8	0.8	1.7
Equity-based compensation - general and administrative (a)	1.0	2.0	2.4	4.0
Intangible asset amortization (b)	1.0	1.0	2.1	3.2
Restructuring and other charges (c), (d)	0.5	0.9	35.2	106.9

Total adjustments related to operating expenses	3.1	6.2	41.4	119.1

Non-GAAP operating expenses	$81.2	$106.4	$176.0	$226.1

Operating Loss Reconciliation (GAAP / non-GAAP)
GAAP operating loss	$(4.1)	$1.6	$(64.9)	$(135.3)

Total adjustments related to gross profit	0.4	0.7	1.0	1.5
Total adjustments related to operating expenses	3.1	6.2	41.4	119.1

Non-GAAP operating loss	$(0.6)	$8.5	$(22.5)	$(14.7)

Non-GAAP operating loss as a percentage of revenue	-0.3%	3.0%	-5.3%	-2.7%

Net Loss Reconciliation (GAAP / non-GAAP)
GAAP net loss	$(7.8)	$(4.7)	$(63.7)	$(144.5)

Total adjustments related to gross profit	0.4	0.7	1.0	1.5
Total adjustments related to operating expenses	3.1	6.2	41.4	119.1
Income tax effect (e)	3.4	4.0	6.8	14.8

Non-GAAP net (loss) earnings	$(0.9)	$6.2	$(14.5)	$(9.1)

Non-GAAP net loss per share - basic	$—	$0.02	$(0.04)	$(0.02)

Non-GAAP net loss per share - diluted	$—	$0.02	$(0.04)	$(0.02)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information to evaluate our operating performance. These operating performance measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial performance measures, we provide a reconciliation of non-GAAP financial performance measures to the most closely applicable GAAP financial performance measure. Management believes the non-GAAP financial performance measures are an important measure of operating performance and provides useful information to investors to better evaluate the operating performance of our business as it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it facilitates comparisons to historical results of operations. Management uses these non-GAAP financial performance measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business as well as for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Quarter Ended
In millions, except per-share data	6/28/13	3/29/13
Gross Profit Reconciliation (GAAP / non-GAAP)
GAAP gross profit	$80.2	$72.3

Equity-based compensation - products (a)	0.2	0.2
Equity-based compensation - services (a)	0.2	0.4

Total adjustments related to gross profit	0.4	0.6

Non-GAAP gross profit	$80.6	$72.9

Non-GAAP gross profit percentage	38.0%	34.8%

Non-GAAP gross profit percentage - products	39.2%	35.3%
Non-GAAP gross profit percentage - services	33.5%	32.9%

Operating Expenses Reconciliation (GAAP / non-GAAP)
GAAP operating expenses	$84.3	$133.1

Equity-based compensation - research and development (a)	0.3	0.6
Equity-based compensation - sales and marketing (a)	0.3	0.5
Equity-based compensation - general and administrative (a)	1.0	1.4
Intangible asset amortization (b)	1.0	1.1
Restructuring and other charges (c)	0.5	34.7

Total adjustments related to operating expenses	3.1	38.3

Non-GAAP operating expenses	$81.2	$94.8

Operating Loss Reconciliation (GAAP / non-GAAP)
GAAP operating loss	$(4.1)	$(60.8)

Total adjustments related to gross profit	0.4	0.6
Total adjustments related to operating expenses	3.1	38.3

Non-GAAP operating loss	$(0.6)	$(21.9)

Non-GAAP operating loss as a percentage of revenue	-0.3%	-10.5%

Net Loss Reconciliation (GAAP / non-GAAP)
GAAP net loss	$(7.8)	$(55.9)

Total adjustments related to gross profit	0.4	0.6
Total adjustments related to operating expenses	3.1	38.3
Income tax effect (e)	3.4	3.4

Non-GAAP net loss	$(0.9)	$(13.6)

Non-GAAP net (loss) earnings per share - basic	$—	$(0.04)

Non-GAAP net (loss) earnings per share - diluted	$—	$(0.04)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information to evaluate our operating performance. These operating performance measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial performance measures, we provide a reconciliation of non-GAAP financial performance measures to the most closely applicable GAAP financial performance measure. Management believes the non-GAAP financial performance measures are an important measure of operating performance and provides useful information to investors to better evaluate the operating performance of our business as it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it facilitates comparisons to historical results of operations. Management uses these non-GAAP financial performance measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business as well as for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they are not related directly to the ongoing performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	In conjunction with the January 30, 2012 Restructuring Plan, we recorded $47.7 million of accelerated amortization for abandoned intangible assets in the first quarter of 2012 related to the mobile packet core technology. We believe this non-cash GAAP measure is not indicative of our core operating performance.

(e)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income. Our non-GAAP tax rate assumes full use of loss and credit carryforwards without reduction for valuation allowances.